Exhibit 99.1

John S. Weinberg to Join Evercore as Executive Chairman

NEW YORK, November 16, 2016 – Evercore (NYSE:EVR) announced today that John S. Weinberg has joined Evercore as Chairman of the Board and Executive Chairman. He joins a senior management team that now includes Roger Altman, who will become Founder and Senior Chairman, and Ralph Schlosstein, President and Chief Executive Officer. Both Mr. Altman and Mr. Schlosstein will remain on the Board of Directors.

Mr. Weinberg most recently was Vice Chairman of Goldman Sachs Group from June 2006 to October 2015. John was Co-Head of Global Investment Banking from 2002 to 2014. Before that he was Co-Head of Investment Banking in the Americas. At Goldman Sachs, Mr. Weinberg provided strategic and financial advice to a number of leading companies, including Ford, General Electric, and Boeing, and he advised on the IPOs of Visa and Under Armour. Mr. Weinberg joined Goldman Sachs in 1983 and was promoted to Partner in 1992.

Roger Altman, Evercore’s Founder and Senior Chairman said, “This is a profound step forward for Evercore. There is no advisor more respected by clients around the world than John Weinberg. He epitomizes the values of quality, integrity and excellence which are the heart of our firm. I look forward to working closely with John, as we continue to build Evercore towards becoming the one, truly elite global advisory firm.”

Ralph Schlosstein, Evercore’s President and Chief Executive Officer said, “We are excited to have John join Evercore as Chairman of the Board and a member of our senior leadership team. John has a well-deserved reputation among clients and industry leaders as an extraordinarily talented and highly principled advisor and leader. His deep experience as a long-time leader of a premier financial institution will strengthen and deepen our senior leadership team as we continue to pursue our goal of becoming the most elite global independent investment banking advisory firm in the world. I sincerely look forward to having him as our partner in leading the firm.”

Mr. Weinberg commented, “I am excited to join the senior leadership team of Evercore. I also look forward to working closely with the many people of this outstanding organization. Their reputation for excellence and intense focus on their clients’ interests make it a privilege for me to do so.”

Mr. Weinberg received a BA from Princeton University in 1979 and an MBA from Harvard Business School in 1983. He currently serves as a board member of Ford Motor Company, New York-Presbyterian Hospital, and Middlebury College, and he serves on the Investment Committee of the Cystic Fibrosis Foundation. He previously served on the visiting committee for Harvard Business School.

About Evercore

Established in 1995, Evercore is a leading global independent investment banking advisory firm. Evercore advises a diverse set of investment banking clients on a wide range of transactions and issues and provides institutional investors with high quality equity research, sales and trading execution that is free of the conflicts created by proprietary activities. The Firm also offers investment management services to high net worth and institutional investors. With 27 offices and affiliate offices in North America, Europe, South America and Asia, Evercore has the scale and strength to serve clients globally through a focused and tailored approach designed to meet their unique needs. More information about Evercore can be found on the Company’s website at www.evercore.com.

Investor Contact:	Robert B. Walsh
Chief Financial Officer, Evercore
+1.212.857.3100

Media Contact:	Dana Gorman
The Abernathy MacGregor Group, for Evercore
+1.212.371.5999